Exhibit 8.1 Opinion re: tax matters as to the merger of Sentinel Community Bank with a subsidiary of Registrant by Perry-Smith & Co., LLP


                             PERRY SMITH & CO., LLP
                          CERTIFIED PUBLIC ACCOUNTANTS
                                                                  March 22, 2000


Western Sierra Bancorp
3350 Country Club Drive, Suite 202
Cameron Park, California 95682

Dear Sirs:

             Tax Opinion for the Registration Statement on Form S-4
                Regarding the Merger with Sentinel Community Bank

     As requested, we have prepared this opinion letter for Western Sierra Bancorp, a California corporation ("BANCORP"), in connection with the proposed merger of Sentinel Community Bank ("SCB"), a federal savings and loan association organized under the laws of the United States , with and into Western Sierra National Bank ("WSNB"), a national banking association organized under the laws of the United States, pursuant to the terms of the Agreement and Plan of Reorganization and Merger dated as of December 27,1999 and amended as of March 17, 2000 ("Agreement") by and among BANCORP, WSNB and SCB, each as described in the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission ("Registration Statement").

     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction the Agreement, the Registration Statement and such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. The opinion is subject to the receipt by us prior to the Effective Date of certain written representations and covenants of WSNB and SCB.

     Based upon and subject to the foregoing, the discussion contained in the prospectus included as part of the Registration Statement ("Prospectus") under the caption "Certain Federal and California Income Tax Consequences," expresses our opinion as to the material Federal and California income tax consequences applicable to holders of SCB Stock. You should be aware, however, that the discussion under the caption "Certain Federal and California Income Tax Consequences" in the Prospectus represents our conclusions as to the application of existing law to the instant transactions. There can be no assurance that contrary positions may not be taken by the tax authorities.

     This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Perry-Smith & Co., LLP under the heading "Certain Federal and California Income Tax Consequences" in the Registration Statement and the Prospectus.

                                       Very truly yours,


                                       /s/ Perry-Smith & Co., LLP
                                       Perry-Smith & Co., LLP